Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration No. 333-139884 on Form S-8 of PureDepth, Inc. of our report dated May 24, 2007, accompanying the consolidated financial statements in this Form 10-KSB for the year ended January 31, 2007 and the ten month period ended January 31, 2006 of PureDepth, Inc.

/s/ Mark Bailey & Company, Ltd.

Reno, Nevada
May 31, 2007